Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (602) 916-5452 fennemorelaw.com

May 14, 2024

AgEagle Aerial Systems Inc.

8201 East 34th Cir N

Wichita, Kansas 67226

Re:	AgEagle Aerial Systems Inc./Registration Statement on Form S-1(Registration No. 333-278978)

Ladies and Gentlemen:

We have acted as special Nevada counsel to AgEagle Aerial Systems Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 5,470,760 shares (the “Shares”) of common stock, $0.001 par value per share, under a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

An aggregate of 2,632,922 of the Shares consist of (i) 1,666,667 shares of Common Stock (the “March Conversion Shares”) underlying 1,000 shares of Series F 5% Convertible Preferred Shares (the “March Preferred Shares”), (ii) 829,394 shares of Common Stock (the “March Warrant Shares”) underlying warrants exercisable at an initial exercise price of $0.60 per share (the “March Warrants”) issued to certain of the Selling Shareholders in a private placement pursuant, and (iii) 136,861 shares of Common Stock (the “Dawson Warrant Shares”) underlying warrants at an initial exercise price of $1.51 (the “Dawson Warrants”) originally issued to Dawson James Securities, Inc.

Additionally, an aggregate of 2,837,838 of the Shares consist of (i) 1,418,919 shares of Common Stock (the “April Conversion Shares”) underlying 1,050 shares of Series F 5% Convertible Preferred Shares (the “April Preferred Shares”) and (ii) 1,418,919 shares of Common Stock (the “April Warrant Shares”) underlying warrants exercisable at an exercise price of $0.74 (the “April Warrants”) issued to Alpha Capital Anstalt.

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

May 14, 2024

(b) the Prospectus;

(c) the Certificate of Designation of Preferences, Rights and Limitations of Series F 5% Convertible Preferred Stock (the “Series F Certificate of Designation”);

(d) form of the March Warrants;

(e) form of the Dawson Warrants;

(f) form of the April Warrants;

(g) resolutions of the Board of Directors related to adoption of the Series F Certificate of Designation and issuance of the March Preferred Shares, the March Warrants, the Dawson Warrants, the April Preferred Shares, and the April Warrants; registration of the Shares under the Securities Act; and authorization of the Company to execute, deliver, and perform its obligations under the Securities Purchase Agreement; and

(h) such other corporate charter documents and records of the Company, certificates, and forms of agreements and instruments as relevant related to the issuance and the registration of the Shares under the Securities Act as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or forms;

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents;

(f) the execution and delivery by all parties to the documents; and

May 14, 2024

(g) the validity, binding effect, and enforceability of the documents on all parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a) the March Conversion Shares have been duly authorized, and upon issuance pursuant the conversion of the March Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable;

(b) the March Warrant Shares have been duly authorized, and upon issuance pursuant to the exercise of the March Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable;

(c) the Dawson Warrant Shares have been duly authorized, and upon issuance pursuant to the exercise of the Dawson Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable;

(d) the April Conversion Shares have been duly authorized, and upon issuance pursuant the conversion of the April Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable; and

(e) the April Warrant Shares have been duly authorized, and upon issuance pursuant to the exercise of the April Warrants in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada, excluding securities laws of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares, as to which we express on opinion.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Current Report and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.